Exhibit 99.1

AUTOBYTEL REPORTS RESULTS FOR SECOND QUARTER 2004

—Revenues increase 45% year over year to a record $31.5 million

—EBITDA increases 31% year over year to $2.2 million

IRVINE, CA – July 22, 2004 – Leading Internet automotive marketing services company Autobytel Inc. (Nasdaq: ABTL) today announced financial results for the second quarter ended June 30, 2004.

Highlights for the quarter:

•	Completed two acquisitions in early April – iDriveonline, Inc. and Stoneage Corporation (Car.com)

•	Revenues at a record $31.5 million, a 45% increase year over year, and a 27% sequential growth

•	Net income of $1.3 million, a 13% increase year over year, or $0.03 per diluted share

•	EBITDA of $2.2 million, a 31% increase year over year, or $0.05 per diluted share

•	Integration costs of $1.0 million, amortization of intangibles at $0.4 million

•	Domestic cash generation of $2.6 million, excluding cash used for acquisitions

•	Domestic cash balance of $46.0 million

•	Total Purchase Request volume at 1.2 million, a 45% sequential increase

•	Dealer closing ratio increases to a record 18.5%

•	Advertising revenue increases 10% sequentially; CPM increased to $40

“We are pleased with our accomplishments during the quarter,” said Jeffrey Schwartz, president and CEO of Autobytel Inc. “We completed two acquisitions, grew the business 45%, saw improvements in pricing and margin, and finished the quarter with a record closing ratio. We remain on track to achieve our financial objectives for the year.”

Revenues for the second quarter ended June 30, 2004 totaled $31.5 million, a 27% sequential increase over revenues of $24.8 million for the first quarter ended March 31, 2004, and a 45% increase over revenues of $21.7 million for the second quarter ended June 30, 2003.

In line with prior guidance, Autobytel reported GAAP net income for the second quarter ended June 30, 2004 of $1.3 million, or $0.03 per diluted share, versus $2.1 million, or $0.05 per diluted share, reported for the first quarter ended March 31, 2004. The net income of $1.3 million in the second quarter represents a 13% increase over net income of $1.1 million for the second quarter ended June 30, 2003.

In line with prior guidance, GAAP results for the second quarter of 2004 include integration and amortization expenses of $1.0 million and $0.4 million, respectively.

For the quarter ended June 30, 2004, Autobytel reported EBITDA of $2.2 million, or $0.05 per diluted share, versus $2.6 million, or $0.06 per diluted share for the first quarter ended March 31, 2004. This compares to EBITDA of $1.7 million for the second quarter ended June 30, 2003, a 31% increase year over year. Results for the second quarter of 2004 include integration expenses of $1.0 million.

The Company generated $2.6 million in domestic cash, excluding $20.6 million used during the quarter for acquisitions. The Company’s cash balance was $54.0 million, of which $46.2 million was for domestic operations, including long-term marketable securities of $15.0 million.

Highlights for the Second Quarter

Revenues: Second quarter revenues were $31.5 million, of which $21.5 million was related to Lead Fees; $3.4 million was related to Advertising; $5.3 million was related to CRM Services, and $1.3 million was related to Data, Applications & Other.

Operating Expenses: Total operating expenses in the second quarter, including depreciation and amortization, were $30.4 million. Sales and marketing expenses totaled $18.8 million, product development and technology costs totaled $6.4 million, and general and administrative costs totaled $5.2 million.

Purchase Requests: The Company delivered approximately 1.2 million Purchase Requests during the second quarter of 2004, including 139,000 Finance Requests, a 45% sequential increase, compared to 860,000 Purchase Requests delivered in the first quarter of 2004.

Dealer Count: The Company added approximately 1,400 retail dealer relationships to its core business in the second quarter, including those added through the acquisition of Stoneage Corporation. This marks the fourth consecutive quarter of net dealer additions in the Company’s core business.

The Company added approximately 400 dealer relationships to its CRM services business, including those added through the acquisition of iDriveonline. The Company recently announced CRM accounts with Mitsubishi and Hyundai.

The Company reported approximately 35,800 dealer relationships. Included in this number are about 30,400 relationships in the Lead Fees category and about 5,400 relationships in the CRM Services category.

Quality Initiatives: Closing ratios for Autobytel’s retail dealers, excluding Car.com, increased to 18.5%, representing continued improvement from the first quarter 2004 closing ratio of 17%.

Capital Expenditures: Total capital expenditures in the second quarter were $0.6 million compared to $0.4 million in the first quarter ended March 31, 2004. The increased expenditures reflect the spending on the integration of the acquisitions. The Company expects additional capital expenditures of approximately $1.4 million for the second half of 2004.

Depreciation and Amortization: Second quarter expenses were $1.1 million compared to $0.7 million in the first quarter ended March 31, 2004. The $1.1 million for depreciation and amortization consisted of $0.4 million for depreciation of fixed assets, $0.3 million for amortization of capitalized software, and $0.4 million for amortization of intangible assets associated with acquisitions. The Company expects this cost to increase to $1.3 million per quarter for the balance of 2004.

Headcount: The Company’s headcount increased to 402, primarily due to the acquisition of iDriveonline and Stoneage. This compares to headcount of 328 as of March 31, 2004. The headcount from the acquisitions was reduced by about 40% during the quarter.

Autobytel.Europe: In accordance with FIN 46R, the Company consolidated Autobytel.Europe in the Company’s financial statements. In the second quarter, Autobytel.Europe’s cash balance decreased by $2.2 million, primarily for payments to licensees under agreements in connection with the restructuring in March 2002. Exhibit 1 shows the balance sheet with the amounts attributable to Autobytel.Europe.

Share Count: The Company estimates the fully diluted share count for the fourth quarter 2004 to be at 46.9 million shares and the fully diluted share count for fiscal year 2005 to be at 47.6 million shares.

Acquisitions and Integration: Commenting on the progress of the iDriveonline and Stoneage integrations, Schwartz noted: “We are making substantial progress. Integration of all finance, accounting, and sales systems and structures is complete and work on bringing together the IT platforms is steadily advancing. By accelerating the integration work, we have not increased expenses, only moved them forward. This will allow us to more quickly capture the financial benefits and synergies of the transactions.”

Business Outlook: On a going-forward basis, the Company will use EBITDA as a supplement to its financial statements, which are presented in accordance with GAAP. Given the Company’s current business strategy, the Company believes that EBITDA will assist investors in their understanding of Autobytel’s operations, cash generation, and resources available for strategic opportunities, including reinvestment in the business and acquisitions.

The Company reiterates its previous guidance for 2004 of revenues between $120 million and $125 million and GAAP net income of $11 million, or $0.25 per diluted share. The Company estimates EBITDA for 2004 of approximately $15 million, or $0.33 per diluted share.

For 2005, the Company maintains its guidance of $150 million to $160 million in revenues, and $25 million of PBT (Profit Before Taxes), which equates to approximately $30 million in EBITDA.

Non-GAAP Measures: In addition to furnishing its consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Autobytel discloses certain non-GAAP financial measures, including EBITDA and EBITDA per share, which are derived from results based on GAAP. Autobytel believes these non-GAAP measures assist users in understanding its results of operations, cash generated, and resources available for strategic opportunities, including reinvestment in the business and acquisitions.

The non-GAAP measures are provided to enhance the user’s overall understanding of Autobytel’s current financial performance and its prospects for the future. As such, these measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results. A reconciliation of the non-GAAP measures to the nearest GAAP measures is shown at Exhibit 2.

Conference Call

In conjunction with Autobytel Inc.’s second quarter 2004 earnings release, there will be a conference call broadcast live over the Internet today, July 22, 2004, at 4:30 PM EDT (1:30 PM PDT). The Webcast will be archived within 2 hours of the end of the call until the next quarter’s earnings announcement. The link to the Webcast conference is as follows:

http://www.irconnect.com/abtl/conf/2q2004.html

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Car.com, Carsmart.com, and AutoSite.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc. (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2003, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel’s car-selling sites and lead management products are used by more of the nation’s top-100 e-dealers than any other program.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the expectations of the Company, changes in laws and regulations and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Investor Relations

Hoshi Printer, Executive Vice President and Chief Financial Officer, Autobytel Inc., 949.225.4553 (hoship@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, Autobytel Inc., 949.862.3023 (melaniew@autobytel.com)

Autobytel Inc.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	June 30, 2004	March 31, 2004	December 31, 2003
	(unaudited)	(unaudited)
ASSETS
Current assets:
Domestic cash and cash equivalents	$31,240	$49,270	$51,643
International cash and cash equivalents	8,225	10,425	—
Short-term investments	—	—	3,991
Accounts receivable, net of allowance for bad debts and customer credits of $850, $2,117 and $1,764, respectively	17,213	10,597	10,889
Prepaid expenses and other current assets	2,677	1,146	833

Total current assets	59,355	71,438	67,356
Long-term investments	15,000	15,000	6,000
Property and equipment, net	3,141	2,123	2,138
Capitalized software, net	484	754	1,024
Investment in equity investee	827	824	2,810
Goodwill	69,477	16,830	16,830
Intangible assets, net	5,168	270	315
Other assets	121	554	155

Total assets	$153,573	$107,793	$96,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,906	$4,255	$4,063
Accrued expenses	6,143	3,964	5,034
Deferred revenues	3,709	3,814	4,022
Accrued domestic restructuring	168	212	258
Accrued international licensee liabilities	—	1,541	—
Other current liabilities	587	405	441

Total current liabilities	17,513	14,191	13,818
Common stock due to former Stoneage shareholders	685	—	—

Total liabilities	18,198	14,191	13,818

Minority interest	4,594	4,623	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized	—	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 41,642,176, 38,570,537 and 37,786,767 shares issued and outstanding, respectively	42	39	38
Additional paid-in capital	279,584	238,962	236,544
Accumulated other comprehensive income	1,597	1,685	—
Accumulated deficit	(150,442)	(151,707)	(153,772)

Total stockholders’ equity	130,781	88,979	82,810

Total liabilities and stockholders’ equity	$153,573	$107,793	$96,628

Autobytel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Lead fees	$21,478	$15,508	$38,325	$30,131
Advertising	3,441	3,024	6,563	5,863
CRM services	5,312	2,068	8,775	3,520
Data, applications and other	1,284	1,121	2,609	2,460

Total revenues	31,515	21,721	56,272	41,974

Operating expenses:
Sales and marketing	18,773	13,109	33,582	25,967
Product and technology development	6,431	4,454	11,519	8,316
General and administrative	5,172	3,106	8,101	5,891

Total operating expenses	30,376	20,669	53,202	40,174

Income from operations	1,139	1,052	3,070	1,800

Interest income	219	61	405	130
Income (loss) in equity investee	18	14	(35)	67
Foreign currency exchange gain	20	—	20	—
Other income	—	—	1	—

Income before minority interest and income taxes	1,396	1,127	3,461	1,997
Minority interest	(62)	—	(62)	—

Income before income taxes	1,334	1,127	3,399	1,997
Provision for income taxes	(69)	(5)	(69)	(7)

Net income	$1,265	$1,122	$3,330	$1,990

Net income per share:
Basic	$0.03	$0.04	$0.08	$0.06

Diluted	$0.03	$0.03	$0.08	$0.06

Shares used in computing net income per share:
Basic	41,123,593	31,814,364	39,733,775	31,525,905

Diluted	44,695,148	33,950,507	43,643,296	33,138,530

EBITDA	$2,215	$1,686	$4,781	$3,095

EBITDA per share:
Basic	$0.05	$0.05	$0.12	$0.10

Diluted	$0.05	$0.05	$0.11	$0.09

Autobytel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$1,265	$1,122	$3,330	$1,990
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash charges:
Depreciation and amortization	1,100	620	1,788	1,228
Provision for bad debt	(317)	72	(240)	314
Customer credits	551	443	584	1,294
Loss on disposal of property and equipment	20	—	20	—
Stock based compensation	—	51	—	51
(Income) loss in equity investee	(18)	(14)	35	(67)
Minority interest	62	—	62	—
Changes in assets and liabilities:
Accounts receivable	(1,725)	(1,000)	(1,457)	(2,289)
Prepaid expenses and other current assets	(438)	443	(722)	1,536
Other assets	412	12	13	23
Accounts payable	995	74	1,082	449
Accrued expenses	83	419	(1,639)	(1,022)
Deferred revenues	(386)	113	(594)	66
Customer deposits	—	(69)	—	(76)
Accrued domestic restructuring	(44)	(58)	(90)	(126)
Accrued international licensee liabilities	(1,541)	—	(1,541)	—
Other current liabilities	98	42	60	24

Net cash provided by operating activities	117	2,270	691	3,395

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(20,630)	(4,952)	(20,630)	(4,952)
Maturities of short-term investments	—	—	3,991	—
Purchases of long-term investments	—	—	(9,000)	—
Consolidation of Autobytel.Europe cash balance	—	—	10,425	—
Purchases of property and equipment	(566)	(114)	(923)	(145)

Net cash used in investing activities	(21,196)	(5,066)	(16,137)	(5,097)

Cash flows from financing activities:
Payments of capital lease obligations	(225)	(8)	(225)	(8)
Net proceeds from sale of common stock	1,238	25,673	3,657	25,809

Net cash provided by financing activities	1,013	25,665	3,432	25,801

Effect of exchange rates on cash	(164)	36	(164)	63

Net increase (decrease) in cash and cash equivalents	(20,230)	22,905	(12,178)	24,162
Cash and cash equivalents, beginning of period	59,695	28,828	51,643	27,571

Cash and cash equivalents, end of period	$39,465	$51,733	$39,465	$51,733

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$69	$5	$69	$7

Cash paid (refunded) during the period for interest	$—	$2	$(1)	$2

Exhibit 1

Autobytel Inc.

CONSOLIDATING BALANCE SHEET

As of June 30, 2004

(Dollar amounts in thousands, except share data)

(unaudited)

	Autobytel	Autobytel. Europe	Elimination	Consolidated Autobytel
ASSETS
Current assets:
Domestic cash and cash equivalents	$31,240	$—	$—	$31,240
International cash and cash equivalents	—	8,225	—	8,225
Accounts receivable, net of allowance for bad debts and customer credits of $850	17,051	162	—	17,213
Prepaid expenses and other current assets	2,671	6	—	2,677

Total current assets	50,962	8,393	—	59,355
Long-term investments	15,000	—	—	15,000
Property and equipment, net	3,140	1	—	3,141
Capitalized software, net	484	—	—	484
Investment in equity investee	2,817	827	(2,817)	827
Goodwill	69,477	—	—	69,477
Intangible assets, net	5,168	—	—	5,168
Other assets	121	—	—	121

Total assets	$147,169	$9,221	$(2,817)	$153,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,833	$73	$—	$6,906
Accrued expenses	5,993	150	—	6,143
Deferred revenues	3,697	12	—	3,709
Accrued domestic restructuring	168	—	—	168
Other current liabilities	609	(22)	—	587

Total current liabilities	17,300	213	—	17,513
Common stock due to former Stoneage shareholders	685	—	—	685

Total liabilities	17,985	213	—	18,198

Minority interest	—	—	4,594	4,594

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized	—	—	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 41,642,176 shares issued andoutstanding	42	18	(18)	42
Additional paid-in capital	279,584	20,338	(20,338)	279,584
Accumulated other comprehensive income	—	3,566	(1,969)	1,597
Accumulated deficit	(150,442)	(14,914)	14,914	(150,442)

Total stockholders’ equity	129,184	9,008	(7,411)	130,781

Total liabilities and stockholders’ equity	$147,169	$9,221	$(2,817)	$153,573

Exhibit 2

Autobytel Inc.

Reconciliation of Net Income to EBITDA

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003	2004	2003
Net Income	$2,065	$868	$1,265	$1,122	$3,330	$1,990
Interest income	(187)	(69)	(219)	(61)	(406)	(130)
Provision for income taxes	—	2	69	5	69	7
Depreciation	358	338	415	329	773	667
Amortization of capital leases	15	—	13	5	28	5
Amortization of software capitalization	270	270	270	271	540	541
Amortization of intangible assets	45	—	402	15	447	15

EBITDA	$2,566	$1,409	$2,215	$1,686	$4,781	$3,095

EBITDA per share:
Basic	$0.07	$0.05	$0.05	$0.05	$0.12	$0.10

Diluted	$0.06	$0.04	$0.05	$0.05	$0.11	$0.09

Shares used in computing net income per share:
Basic	38,343,958	31,234,243	41,123,593	31,814,364	39,733,775	31,525,905

Diluted	42,583,103	32,167,910	44,695,148	33,950,507	43,643,296	33,138,530